FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Fourth Quarter and Full Year 2023 Financial Results
13.0% Increase in Unit Count in 2023
18.3% Domestic Same Store Sales Growth in 2023, Driven Primarily by an Increase in Transactions

Dallas, February 21, 2024 - (PR NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal fourth quarter and fiscal year ended December 30, 2023. The fiscal fourth quarter and fiscal year ended December 31, 2022 benefited from a 53rd week as compared to fiscal 2023. Unless otherwise noted, all amounts presented for the prior fiscal periods are on a 14-week or 53-week basis, respectively.

Highlights for the 13-week fiscal fourth quarter 2023 compared to the 14-week fiscal fourth quarter 2022:*

▪System-wide sales increased 24.5% to $965.9 million
▪115 net new openings in the fiscal fourth quarter 2023
▪Domestic same store sales increased 21.2%**
▪Domestic restaurant AUV increased to $1.8 million
▪Digital sales increased to 67.0% of system-wide sales
▪Total revenue increased 21.2% to $127.1 million
▪Net income increased 6.9% to $18.8 million, or $0.64 per diluted share
▪Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures increased 4.9% to $18.8 million, or $0.64 per diluted share
▪Adjusted EBITDA, a non-GAAP measure, increased 13.2% to $39.1 million

Highlights for the 52-week fiscal year 2023 compared to the 53-week fiscal year 2022:*

▪System-wide sales increased 27.1% to $3.5 billion
▪255 net new openings in fiscal year 2023
▪System-wide restaurant count increased 13.0% to 2,214 worldwide locations
▪Domestic same store sales increased 18.3%**
▪Total revenue increased 28.7% to $460.1 million
▪Net income increased 32.5% to $70.2 million, or $2.35 per diluted share
▪Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, increased 36.0% to $74.1 million, or $2.48 per diluted share
▪Adjusted EBITDA, a non-GAAP measure, increased 36.1% to $146.5 million

*Fiscal year 2022 contained an extra week in the fourth quarter, which resulted in incremental system-wide sales of $57.4 million, incremental revenues of $7.2 million, incremental net income of $1.2 million and incremental Adjusted EBITDA of $2.6 million.
**Same store sales percentages were calculated excluding the 53rd week in 2022.

Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“2023 marked the strongest year on record for Wingstop where we achieved 18.3% domestic same store sales growth, driven primarily by transactions, and we delivered an unprecedented 20 consecutive years of domestic same store sales growth,” said Michael Skipworth, President and Chief Executive Officer. “The strength of our unit economics were showcased with 255 net new units in 2023, a 13% unit growth rate, and a record level of restaurant development commitments as we enter 2024. We have a proven playbook and I couldn’t be more excited by our opportunity to scale Wingstop to more than 7,000 restaurants.”

Key operating metrics for the fiscal fourth quarter 2023 compared to the fiscal fourth quarter 2022:

	Fiscal Quarter Ended
	December 30, 2023	December 31, 2022
Number of system-wide restaurants open at end of period	2,214	1,959
Number of domestic franchise restaurants open at end of period	1,877	1,678
Number of international franchise restaurants open at end of period(1)	288	238
System-wide sales (in millions)	$966	$776
Domestic AUV (in thousands)	$1,827	$1,606
Domestic same store sales growth(2)	21.2%	8.7%
Company-owned domestic same store sales growth(2)	10.8%	2.6%
Net income (in thousands)	$18,814	$17,596
Adjusted net income (in thousands)	$18,814	$17,938
Adjusted EBITDA (in thousands)	$39,067	$34,500

(1) Including U.S. territories.
(2) Fiscal 2022 included a 53rd week; same store sales percentages were calculated excluding the 53rd week.

Fiscal fourth quarter 2023 financial results

Total revenue for the fiscal fourth quarter 2023 increased to $127.1 million from $104.9 million in the fiscal fourth quarter last year. Royalty revenue, franchise fees and other increased $10.6 million of which $13.6 million was due to domestic same store sales growth of 21.2% and net new franchise development, partially offset by $3.0 million of additional revenue from the 53rd week in fiscal year 2022. Advertising fees increased $7.8 million of which $10.5 million was due to a 24.5% increase in system-wide sales in the fiscal fourth quarter 2023, partially offset by $2.7 million of advertising fees associated with the 53rd week in fiscal year 2022. Company-owned restaurant sales increased $3.8 million due to an increase of $5.3 million related to the increase in the number of company-owned restaurants as compared to the prior fiscal fourth quarter and 10.8% company-owned domestic same store sales growth driven primarily by transactions, which were offset by $1.5 million of additional sales from the 53rd week in fiscal year 2022.
Cost of sales was $19.7 million compared to $17.1 million in the fiscal fourth quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales decreased to 75.1% from 76.4% in the prior year comparable period. The decrease as a percentage of company-owned restaurants sales was primarily driven by the sales leverage on labor and operating expenses that benefited from a 10.8% increase in company-owned same store sales compared to the prior fiscal fourth quarter.

Selling, general & administrative (“SG&A”) increased $9.7 million to $28.1 million from $18.3 million in the fiscal fourth quarter of the prior year. The prior fiscal year was impacted by the benefit of $1.3 million in forfeited stock awards, offset by additional expenses of approximately $1.0 million related to the 53rd week. The increase in SG&A expense was driven by an increase in professional fees of $2.9 million associated with the Company’s strategic initiatives, an increase in incentive compensation and performance-based stock compensation expense of $2.7 million primarily related to the Company’s current fiscal year performance, and an increase in headcount related expenses of $1.7 million to support the growth in our business.
Key Operating Metrics for the fiscal year 2023 compared to the fiscal year 2022:

	Fiscal Year Ended
	December 30, 2023	December 31, 2022
Number of system-wide restaurants open at end of period	2,214	1,959
Number of domestic franchise restaurants open at end of period	1,877	1,678
Number of international franchise restaurants open at end of period(1)	288	238
System-wide sales (in millions)	$3,482	$2,739
Domestic AUV (in thousands)	$1,827	$1,606
Domestic same store sales growth(2)	18.3%	3.4%
Company-owned domestic same store sales growth(2)	8.2%	1.0%
Net income (in thousands)	$70,175	$52,947
Adjusted net income (in thousands)	$74,089	$54,466
Adjusted EBITDA (in thousands)	$146,484	$107,644

(1) Including U.S. territories.
(2) Fiscal 2022 included a 53rd week; same store sales percentages were calculated excluding the 53rd week.
Fiscal year 2023 financial results

Total revenue for fiscal year 2023 increased to $460.1 million from $357.5 million in the prior fiscal year. Royalty revenue, franchise fees and other increased $48.5 million of which $51.5 million was due to domestic same store sales growth of 18.3% and net new franchise development, partially offset by approximately $3.0 million of additional revenue from the 53rd week in fiscal year 2022. Advertising fees increased $38.1 million, primarily due to a 27.1% increase in system-wide sales in fiscal year 2023, which was offset by $2.7 million of additional advertising fees from the 53rd week in fiscal year 2022. Company-owned restaurant sales increased $15.9 million due to an increase of $17.4 million related to the increase in the number of company-owned restaurants as compared to the prior fiscal year and 8.2% company-owned domestic same store sales growth driven primarily by transactions, which were offset by approximately $1.5 million in sales from the 53rd week in the prior fiscal year.

Cost of sales was $70.6 million compared to $63.4 million in the prior fiscal year. As a percentage of company-owned restaurant sales, cost of sales decreased to 73.7% from 79.3% in the prior fiscal year. The decrease was driven primarily by food, beverage and packaging costs benefiting from a 27.1% decrease in the cost of bone-in chicken wings, as well as sales leverage on labor and operating expenses that benefited from an 8.2% increase in company-owned same store sales compared to the prior fiscal year.

SG&A increased to $96.9 million from $67.1 million in the prior fiscal year. The prior fiscal year was impacted by the benefit of $5.4 million in forfeited stock awards, offset by additional expenses of approximately $1.0 million related to the 53rd week. In addition, incentive compensation and performance-based stock compensation expense increased $9.3 million in fiscal year 2023 primarily related to the Company’s current fiscal year performance, professional and consulting fees increased $7.2 million associated with the Company’s strategic initiatives, and headcount related expenses increased $4.1 million to support the growth in our business.

Interest expense, net decreased $3.0 million to $18.2 million from $21.2 million in the prior fiscal year. The decrease was due to $3.9 million of additional interest income earned during fiscal year 2023, as well as approximately $0.4 million in interest expense related to the 53rd week in the prior fiscal year. These decreases were partially offset by an increase in interest expense related to the securitized financing transaction completed on March 9, 2022, which increased our outstanding debt by $250 million.

Financial Outlook
The Company expects the following for fiscal 2024:
•Mid-single digit domestic same store sales growth;
•Approximately 270 global net new units;
•SG&A of approximately $108 million;
•Stock-based compensation expense of approximately $19 million; and
•Depreciation and amortization of between $18 - $19 million.

Restaurant Development
As of December 30, 2023, there were 2,214 Wingstop restaurants system-wide. This included 1,926 restaurants in the United States, of which 1,877 were franchised restaurants and 49 were company-owned, and 288 franchised restaurants were in international markets and U.S. territories. During fiscal year 2023, there were 255 net system-wide Wingstop restaurant openings.

Share Repurchase Program

As previously announced, during the fiscal third quarter of 2023, our board of directors approved a share repurchase program with authorization to purchase up to $250.0 million of our outstanding shares of common stock (the “Share Repurchase Authorization”). Pursuant to that program, the Company entered into an accelerated share repurchase agreement (the “ASR Agreement”) to repurchase $125.0 million of its common stock.

Final settlement of the ASR Agreement occurred on December 21, 2023. In connection with the ASR Agreement, the Company received and retired a total of 645,952 shares of common stock at an average share price of $193.51. The total number of shares repurchased under the ASR Agreement was based on the daily volume-weighted average share price during the valuation period specified in the ASR Agreement, less a discount and subject to adjustments. As of December 30, 2023, $125.0 million remained available under the Share Repurchase Authorization.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on February 20, 2024, our board of directors approved a quarterly dividend payable to Wingstop stockholders of $0.22 per share of common stock, resulting in a total dividend of approximately $6.5 million. This dividend will be paid on March 29, 2024 to stockholders of record as of March 8, 2024.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our domestic company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflects the change in year-over-year sales for the same store restaurant base. We define the same store restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures. We review same store sales for domestic company-owned restaurants as well as system-wide domestic restaurants. Domestic same store sales growth is driven by increases in transactions and average transaction size. Transaction size increases are driven by price increases or favorable mix shift from either an increase in items purchased or shifts into higher priced items.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees. This measure allows management to better assess changes in our royalty revenue, our overall store performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by new restaurant openings as well as increases in same store sales.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense. Beginning in the first quarter of 2023, gains and losses on disposal of assets are no longer presented as an adjustment to EBITDA, in our calculation of Adjusted EBITDA. Prior period amounts have been excluded from EBITDA adjustments to conform to the current presentation.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and related tax adjustments that management believes are not indicative of the Company’s core operating results or business outlook over the long-term. Beginning in the first quarter of 2023, gains and losses on disposal of assets are no longer presented as an adjustment to net income, in our calculation of Adjusted net income. Prior period amounts have been excluded from net income adjustments to conform to the current presentation.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal fourth quarter and year end 2023 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international), then entering the replay code 4399370. The replay will be available through Wednesday, February 28, 2024.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 2,200 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and a best-in-class technology platform, all while offering classic and boneless wings, tenders, and chicken sandwiches, cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2023, Wingstop’s system-wide sales increased 27.1% to approximately $3.5 billion, marking the 20th consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, Wingstop’s system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 2,214 as of December 30, 2023.

A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand’s environmental, social and governance platform as Wingstop seeks to provide value to all guests.

In 2023, Wingstop earned its “Best Places to Work” certification. The Company landed on Entrepreneur Magazine’s “Fastest-Growing Franchises” list and ranked #16 on “Franchise 500.” Wingstop was listed on Technomic’s “Top 500 Chain Restaurant Report,” QSR Magazine’s “2023 QSR 50” and Franchise Time’s “40 Smartest-Growing Franchises.”

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org. Unless specifically noted otherwise, references to our website addresses or the website addresses of third parties in this press release do not constitute incorporation by reference of the information contained on such website and should not be considered part of this release.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “can,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2024 fiscal year outlook for domestic same store sales growth, global net new units, SG&A expense, stock-based compensation expense, and depreciation and amortization. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Maddie Lupori
Media@wingstop.com

Investor Contact
Kristen Thomas
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	December 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$90,216	$184,496
Restricted cash	11,444	13,296
Accounts receivable, net	12,408	9,461
Prepaid expenses and other current assets	4,948	4,252
Advertising fund assets, restricted	25,328	15,167
Total current assets	144,344	226,672
Property and equipment, net	91,292	66,851
Goodwill	67,708	62,514
Trademarks	32,700	32,700
Customer relationships, net	7,740	9,015
Other non-current assets	34,041	26,438
Total assets	$377,825	$424,190
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$4,725	$5,219
Other current liabilities	40,951	34,726
Current portion of debt	—	7,300
Advertising fund liabilities	25,328	15,167
Total current liabilities	71,004	62,412
Long-term debt, net	712,327	706,846
Deferred revenues, net of current	30,145	27,052
Deferred income tax liabilities, net	3,721	4,180
Other non-current liabilities	17,994	14,561
Total liabilities	835,191	815,051
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,337,920 and 29,932,668 shares issued and outstanding as of December 30, 2023 and December 31, 2022, respectively	293	300
Additional paid-in-capital	2,676	2,797
Retained deficit	(459,994)	(393,321)
Accumulated other comprehensive loss	(341)	(637)
Total stockholders' deficit	(457,366)	(390,861)
Total liabilities and stockholders' deficit	$377,825	$424,190

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$57,705	$47,137	$207,077	$158,614
Advertising fees	43,128	35,339	157,138	119,011
Company-owned restaurant sales	26,224	22,391	95,840	79,896
Total revenue	127,057	104,867	460,055	357,521
Costs and expenses:
Cost of sales (1)	19,687	17,098	70,646	63,395
Advertising expenses	45,830	37,111	166,583	123,069
Selling, general and administrative	28,078	18,339	96,898	67,061
Depreciation and amortization	3,648	3,289	13,239	10,899
Loss on disposal of assets	—	159	95	1,164
Total costs and expenses	97,243	75,996	347,461	265,588
Operating income	29,814	28,871	112,594	91,933
Interest expense, net	4,890	5,310	18,227	21,230
Loss on debt extinguishment and financing transactions	—	—	—	814
Other (income) expense	(66)	192	57	573
Income before income tax expense	24,990	23,369	94,310	69,316
Income tax expense	6,176	5,773	24,135	16,369
Net income	$18,814	$17,596	$70,175	$52,947

Earnings per share
Basic	$0.64	$0.59	$2.36	$1.77
Diluted	$0.64	$0.59	$2.35	$1.77

Weighted average shares outstanding
Basic	29,407	29,924	29,769	29,893
Diluted	29,508	30,003	29,856	29,963

Dividends per share	$0.22	$0.19	$0.82	$4.72

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, but excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Fiscal Quarter Ended
	December 30, 2023		December 31, 2022
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$9,037	34.5%	$7,732	34.5%
Labor costs	6,279	23.9%	5,447	24.3%
Other restaurant operating expenses	5,035	19.2%	4,457	19.9%
Vendor rebates	(664)	(2.5)%	(538)	(2.4)%
Total cost of sales	$19,687	75.1%	$17,098	76.4%

	Fiscal Year Ended
	December 30, 2023		December 31, 2022
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	31,697	33.1%	30,579	38.3%
Labor costs	22,963	24.0%	19,234	24.1%
Other restaurant operating expenses	18,314	19.1%	15,380	19.3%
Vendor rebates	(2,328)	(2.4)%	(1,798)	(2.3)%
Total cost of sales	$70,646	73.7%	$63,395	79.3%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Domestic Franchised Activity
Beginning of period	1,791	1,631	1,678	1,498
Openings	86	50	202	187
Closures	—	(1)	(1)	(4)
Acquired by Company	(1)	(2)	(3)	(3)
Re-franchised by Company	1	—	1	—
Restaurants end of period	1,877	1,678	1,877	1,678

Domestic Company-Owned Activity
Beginning of period	46	42	43	36
Openings	3	—	4	5
Closures	—	(1)	—	(1)
Acquired by Company	1	2	3	3
Re-franchised to franchisees	(1)	—	(1)	—
Restaurants end of period	49	43	49	43

Total Domestic Restaurants	1,926	1,721	1,926	1,721

International Franchised Activity(1)
Beginning of period	262	225	238	197
Openings	29	13	59	45
Closures	(3)	—	(9)	(4)
Restaurants end of period	288	238	288	238

Total System-wide Restaurants	2,214	1,959	2,214	1,959

(1) Includes U.S. Territories.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net income	$18,814	$17,596	$70,175	$52,947
Interest expense, net	4,890	5,310	18,227	21,230
Income tax expense	6,176	5,773	24,135	16,369
Depreciation and amortization	3,648	3,289	13,239	10,899
EBITDA	$33,528	$31,968	$125,776	$101,445
Additional adjustments:
Loss on debt extinguishment and financing transactions (a)	—	—	—	1,124
Consulting fees (b)	—	450	5,150	875
Stock-based compensation expense (c)	5,539	2,082	15,558	4,200
Adjusted EBITDA	$39,067	$34,500	$146,484	$107,644
Impact of the 53rd week	—	(2,637)	—	(2,637)
Adjusted EBITDA, excluding impact of the 53rd week	$39,067	$31,863	$146,484	$105,007

(a)     Represents costs and expenses related to our 2022 securitized financing facility and payment of a special dividend; all transaction costs are included in Loss on debt extinguishment and financing transactions during the fiscal year ended December 31, 2022, with the exception of $310,000 that is included in Selling, general and administrative on the Consolidated Statements of Operations.
(b) Represents non-recurring consulting fees that are not part of our ongoing operations and are incurred to execute discrete, project-based strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations. Fiscal year 2022 includes approximately $0.5 million of third-party consulting fees incurred relating to a strategic initiative to consider the development of a business plan and financial model for potential vertical integration of a poultry complex, which review was completed in fiscal year 2022. Fiscal year 2023 and the fiscal fourth quarter of 2022 include approximately $5.2 million and $0.4 million, respectively, in consulting fees relating to a comprehensive review of our long-term growth strategy for our domestic business to explore potential future initiatives, and which review was completed in fiscal year 2023. Given the magnitude and scope of these two strategic review initiatives that are not expected to recur in the foreseeable future, the Company considers the incremental consulting fees incurred with respect to the initiatives not reflective of the ongoing costs to operate its business.
(c)      Includes non-cash, stock-based compensation, net of forfeitures.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Numerator:
Net income	$18,814	$17,596	$70,175	$52,947
Adjustments:
Loss on debt extinguishment and financing transactions (a)	—	—	—	1,124
Consulting fees (b)	—	450	5,150	875
Tax effect of adjustments (c)	—	(108)	(1,236)	(480)
Adjusted net income	$18,814	$17,938	$74,089	$54,466
Impact of the 53rd week	—	(1,167)	—	(1,167)
Adjusted net income, excluding impact of the 53rd week	$18,814	$16,771	$74,089	$53,299

Denominator:
Weighted-average shares outstanding - diluted	29,508	30,003	29,856	29,963

Adjusted earnings per diluted share	$0.64	$0.60	$2.48	$1.82
Adjusted earnings per diluted share, excluding impact of the 53rd week	$0.64	$0.56	$2.48	$1.78

(a) Represents costs and expenses related to our 2022 securitized financing facility and payment of a special dividend; all transaction costs are included in Loss on debt extinguishment and financing transactions during the fiscal year ended December 31, 2022, with the exception of $310,000 that is included in Selling, general and administrative on the Consolidated Statements of Operations.
(b) Represents non-recurring consulting fees that are not part of our ongoing operations and are incurred to execute discrete, project-based strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations. Fiscal year 2022 includes approximately $0.4 million of third-party consulting fees incurred relating to a strategic initiative to consider the development of a business plan and financial model for potential vertical integration of a poultry complex, which review was completed in fiscal year 2022. Fiscal year 2023 and the fiscal fourth quarter of 2022 include approximately $5.2 million and $0.5 million, respectively, in consulting fees relating to a comprehensive review of our long-term growth strategy for our domestic business to explore potential future initiatives, and which review was completed in fiscal year 2023. Given the magnitude and scope of these two strategic review initiatives that are not expected to recur in the foreseeable future, the Company considers the incremental consulting fees incurred with respect to the initiatives not reflective of the ongoing costs to operate its business.
(c) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24%, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.